As filed with the Securities and Exchange Commission on September 20, 2005
Registration No. 333-128322

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-3698422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14272 Franklin Avenue
Tustin, California 92780-7017
(714) 508-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul J. Lytle, Chief Financial Officer
Peregrine Pharmaceuticals, Inc.
14272 Franklin Avenue
Tustin, California 92780-7017
(714) 508-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Mark R. Ziebell
Snell & Wilmer LLP
600 Anton Boulevard
Suite 1400
Costa Mesa, California 92626

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PROSPECTUS

12,000,000 Shares of Common Stock

This prospectus will allow us to issue, from time to time in one or more offerings, up to 12,000,000 shares of our common stock. In this prospectus, we sometimes refer to our common stock as the “securities.” Each time we sell securities:

•	we will provide a prospectus supplement; and

•	the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document.

You should read this document and any prospectus supplement carefully before you invest.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on The Nasdaq SmallCap Market under the symbol "PPHM”. On September 9, 2005, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $1.12 per share.

__________________________________

See "Risk Factors" beginning on page 3 to read about the risks you should consider before buying shares of our common stock.

_________________________________

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September __, 2005

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

As used in this prospectus, the terms “we”, “us”, “our”, “Company” and “Peregrine” refer to Peregrine Pharmaceuticals, Inc., and its wholly-owned subsidiaries, Avid Bioservices, Inc., and Vascular Targeting Technologies, Inc.

About Peregrine Pharmaceuticals, Inc.

We are a biopharmaceutical company primarily developing broad-based therapeutics directed towards the treatment of cancer and viruses using targeted monoclonal antibodies. We are organized into two reportable operating segments: (i) Peregrine Pharmaceuticals, Inc. (“Peregrine”), the parent company, is engaged in the research and development of targeted broad-based therapeutics and (ii) Avid Bioservices, Inc. (“Avid”), our wholly-owned subsidiary, is engaged in providing manufacturing expertise of biologics for biopharmaceutical and biotechnology companies, including Peregrine. The following table provides you with an overview of our products in clinical trials and the current clinical status of each trial:

Products in Clinical Trials
Technology Platform	Product Name	Disease	Stage of Development	Development Status Overview
Tumor Necrosis Therapy (“TNT”)	Cotara®	Brain Cancer	Phase II/III registration trial

Peregrine, in collaboration with New Approaches to Brain Tumor Therapy (“NABTT”), a brain tumor consortium, have initiated the first part of the Phase II/III product registration study to evaluate Cotara® for the treatment of brain cancer. This study is partially funded by the National Cancer Institute ("NCI”) and will treat up to 28 patients. The study is being conducted at the following four NABTT institutions: Wake Forest University, Emory University, University of Alabama at Birmingham and University of Pennsylvania.

Anti- Phospholipid Therapy	Tarvacin™	Advanced Solid Cancers	Phase I

This phase I clinical study is a single and repeat dose escalation study designed to enroll up to 28 patients with advanced solid tumors that no longer respond to standard cancer treatments. Patient enrollment is open at the Scottsdale and Tucson sites of the Arizona Cancer Center and more recently at Premiere Oncology in Santa Monica, CA.

Anti- Phospholipid Therapy	Tarvacin™	Hepatitis C Virus	Phase I

This phase I clinical study is a single dose-escalation study in up to 32 adult patients with chronic hepatitis C virus (HCV) infection who either no longer respond to or have failed standard therapy with pegylated interferon and ribavirin combination therapy. Patient enrollment is open at Bach and Godofsky Infectious Diseases located in Bradenton, FL.

For a more detailed discussion of our proprietary platforms, please refer to our Form 10-K for the fiscal year ended April 30, 2005, filed with the Securities and Exchange Commission on July 14, 2005.

Company Information

All of our product candidates are being evaluated in clinical trials and pre-clinical studies or are in early stages of development. To date, we have not obtained regulatory approval for or commercialized any products. We have incurred significant losses since our inception and we expect to incur annual losses for at least the next 2 years as we continue with our drug discovery, development and commercialization efforts.

We are a Delaware corporation. Our principal offices are located at 14272 Franklin Avenue, Tustin, California 92780. The telephone number of our principal offices is 714-508-6000. Our internet addresses are www.peregrineinc.com and www.avidbio.com. The information contained on our websites is not incorporated by reference and should not be considered a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

About the Offering

Common stock offered in this
prospectus	12,000,000 shares

Common stock outstanding after
this offering	178,017,599 shares (1)

Use of proceeds	See “Use of Proceeds”

Nasdaq Small Cap Market symbol	PPHM

(1)
Based on 166,017,599 shares outstanding as of September 9, 2005, and assumes the issuance of common stock offered in this prospectus. The number set forth above does not include approximately 24,540,000 shares of our common stock that, as of September 9, 2005, are issuable upon the exercise of outstanding options and warrants. These options and warrants are exercisable at prices ranging from $0.34 to $5.28 per share, with an average exercise price of $1.71 per share. With regard to options to purchase 3,100,000 shares of our common stock, we have obtained standstill agreements from the holders of these options pursuant to which they have agreed not to exercise such options until we have obtained approval from our stockholders to increase our authorized shares of common stock. In the event that stockholder approval to increase our authorized shares is not obtained at our annual stockholder meeting to be held on October 24, 2005, then we may need to file a post-effective amendment to the registration statement of which this prospectus is a part to de-register up to 3,100,000 shares.  Prior to receiving stockholder approval, we will not offer to sell more than 8,900,000 shares covered by this prospectus.

RISK FACTORS

An investment in our securities being offered in this prospectus is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus or incorporated herein by reference, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

If We Cannot Obtain Additional Funding, Our Product Development And Commercialization Efforts May Be Reduced Or Discontinued And We May Not Be Able To Continue Operations.

At July 31, 2005, we had approximately $16.5 million in cash and cash equivalents. We have expended substantial funds on (i) the research, development and clinical trials of our product candidates, and (ii) funding the operations of our wholly owned subsidiary, Avid Bioservices, Inc. As a result, we have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future, unless and until we are able to generate sufficient revenues from Avid’s contract manufacturing services and/or from the sale and/or licensing of our products under development. While we expect Avid to generate revenues in the foreseeable future, we expect our monthly negative cash flow to continue for the foreseeable future, due to our clinical trial activities using Cotara®, our two Tarvacin™ clinical trials (both solid cancer tumors and hepatitis C virus infection), our anticipated development costs associated with Anti-Phospholipid Therapy, Vasopermeation Enhancement Agents (“VEAs”) and Vascular Targeting Agents (“VTAs”), and possible expansion of our manufacturing capabilities. We believe we have sufficient cash on hand to meet our obligations on a timely basis through at least fiscal year 2006.

In addition to the operations of Avid, we plan to obtain any necessary financing through one or more methods including either equity or debt financing and/or negotiating additional licensing or collaboration agreements for our technology platforms. There can be no assurances that we will be successful in raising such funds on terms acceptable to us, or at all, or that sufficient additional capital will be raised to complete the research, development, and clinical testing of our product candidates.

Successful Development Of Our Products Is Uncertain. To Date, No Revenues Have Been Generated From The Commercial Sale Of Our Products And Our Products May Not Generate Revenues In The Future.

Our development of current and future product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

•	delays in product development, clinical testing or manufacturing;
•	unplanned expenditures in product development, clinical testing or manufacturing;
•	failure in clinical trials or failure to receive regulatory approvals;
•	emergence of superior or equivalent products;
•	inability to manufacture on our own, or through others, product candidates on a commercial scale;
•	inability to market products due to third party proprietary rights;
•	election by our partners not to pursue product development;
•	failure by our partners to develop products successfully; and
•	failure to achieve market acceptance.

In certain instances, we have experienced delays in our product development and clinical testing as a result of slower than anticipated patient recruitment. In addition, we determined not to continue the further development of one product candidate, Oncolym®, due to the failure by our partners to develop products successfully and the emergence of superior or equivalent products, such as Bexxar™, Zevalin®, and Rituxan®.

Because of these risks, our research and development efforts or those of our partners may not result in any commercially viable products. If significant portions of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition and results of operations may be materially harmed.

Because our licensing partners and we have not begun commercial sales of our products, our revenue and profit potential is unproven and our limited operating history makes it difficult for an investor to evaluate our business and prospects. Our technology may not result in any meaningful benefits to our current or potential partners. No revenues have been generated from the commercial sale of our products, and our products may not generate revenues in the future. Further, due to our limited operating history, we have difficulty accurately forecasting our revenue. Our business and prospects should be considered in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly evolving industry.

We Have Had Significant Losses And We Anticipate Future Losses.

We have incurred net losses in most fiscal years since we began operations in 1981. The following table represents net losses incurred during the past three fiscal years and our most recent fiscal quarter ended July 31, 2005:

Net Loss
Quarter Ended July 2005	$ 4,339,000
Fiscal Year 2005	$15,452,000
Fiscal Year 2004	$14,345,000
Fiscal Year 2003	$11,559,000

As of July 31, 2005, we had an accumulated deficit of $174,142,000 (unaudited). While we expect to generate revenues from Avid’s contract manufacturing services, in an effort to achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products. The costs associated with clinical trials and product manufacturing is very expensive and the time frame necessary to achieve market success for our products is long and uncertain. We do not expect to generate product or royalty revenues for at least the next 2 years, and we may never generate product revenues sufficient to become profitable or to sustain profitability.

Our Product Development Efforts May Not Be Successful.

Since our inception, we have been engaged in the development of drugs and related therapies for the treatment of people with cancer. We recently began exploring the use of one of our product candidates, Tarvacin™, for the treatment of viral infections (in particular enveloped viruses) and are in the process of enrolling a clinical trial for the treatment of people with the hepatitis C virus. Our product candidates have not received regulatory approval and are generally in research, clinical and pre-clinical stages of development. If the results from any of the clinical trials are poor, those results may adversely affect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our antibody technologies. In addition, our product candidates may take longer than anticipated to progress through clinical trials, or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to the clinical sites, the eligibility criteria for the study, and the availability of insurance coverage. In addition, because our Cotara® product currently in clinical trials represents a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in our clinical study.

Clinical Trials Required For Our Product Candidates Are Expensive And Time Consuming, And Their Outcome Is Uncertain.

In order to obtain FDA approval to market a new drug product, our partners or we must demonstrate proof of safety and efficacy in humans. To meet these requirements, our partners or we will have to conduct extensive pre-clinical testing and “adequate and well-controlled” clinical trials. Conducting clinical trials is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting pre-clinical or clinical trials may cause us to incur additional operating expenses. Moreover, we will continue to be affected by delays associated with the pre-clinical testing and clinical trials of certain product candidates conducted by our partners over which we have no control. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices, or cGMPs, for use in clinical trials;
•	the need or desire to modify our manufacturing processes;
•	slower than expected rates of patient recruitment;
•	the inability to adequately observe patients after treatment;
•	changes in regulatory requirements for clinical trials;
•	the lack of effectiveness during the clinical trials;
•	unforeseen safety issues;
•	delays, suspension, or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and
•	government or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Even if we obtain positive results from pre-clinical or clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology.

Historically, we have experienced slower than expected rates of patient recruitment in certain of our Cotara® clinical trials. As a result, in certain instances, we have experienced delays in our product development and clinical testing. Clinical trials that we conduct or that third-parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

If We Cannot License Or Sell Our Cotara®, It May Be Delayed Or Never Be Further Developed.

We have recently concluded our Phase I study with Cotara® for colorectal cancer, and recently entered into a collaboration with New Approaches to Brain Tumor Therapy Consortium (“NABTT”) that has initiated the first part of our FDA approved Phase II/III registration trial with Cotara® for the treatment of brain cancer. The Cotara® Phase II/III registration study for brain cancer is at the stage in development where substantial financial resources are needed to complete clinical studies necessary for potential product approval. We do not presently have the financial resources internally to complete the entire remaining portion of the Phase II/III registration trial. We therefore intend to continue to seek a licensing or funding partner for Cotara®, and hope that the data from this collaboration with NABTT will enhance our chances of finding such partner. If a partner is not found for this technology, we may not be able to advance the project past its current state of development. Because there are a limited number of companies which have the financial resources, the internal infrastructure, the technical capability and the marketing infrastructure to develop and market a radiopharmaceutical based anti-cancer drug, we may not find a suitable partnering candidate for Cotara®. If we are not successful in licensing or funding Cotara®, we may explore the possibility of a spin-off of the technology into a separate entity whereby the Company will contribute the technology and the other entity will fund future clinical development in exchange for a percentage ownership of the new entity. We cannot assure you that we will be able to find a suitable licensing or funding partner for this technology. Furthermore, we cannot assure you that if we do find a suitable licensing partner, the financial terms that they propose will be acceptable to the Company.

Our Dependency On One Radiolabeling Supplier May Negatively Impact Our Ability To Complete Clinical Trials And Market Our Products.

We have procured our antibody radioactive isotope combination services (“radiolabeling”) with Iso-tex Diagnostics, Inc. for all clinical trials using Cotara®. If this supplier is unable to continue to qualify its facility or label and supply our antibody in a timely manner, our current clinical trial or potential licensing partner’s clinical trials using radiolabeling technology could be adversely affected and delayed. While there are other suppliers for radioactive isotope combination services, our clinical trial would be delayed for up to 12 to 18 months because it may take that amount of time to certify a new facility under current Good Manufacturing Practices and qualify the product, plus we would incur significant costs to transfer our technology to another vendor. Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services. An antibody that has been combined with a radioactive isotope, such as Iodine 131, cannot be stored for long periods of time, as it must be used within one week of being radiolabeled to be effective. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials conducted by us or a potential licensing partner.

Our Manufacturing Facilities May Not Continue To Meet Regulatory Requirements And Have Limited Capacity.

Before approving a new drug or biologic product, the FDA requires that the facilities at which the product will be manufactured be in compliance with current good manufacturing practices, or cGMP requirements. To be successful, our therapeutic products must be manufactured for development and, following approval, in commercial quantities, in compliance with regulatory requirements and at acceptable costs. Currently, we manufacture all pre-clinical and clinical material through Avid Bioservices, our wholly-owned subsidiary. While we believe our current facilities are adequate for the limited production of product candidates for clinical trials, our facilities may not be adequate to produce sufficient quantities of any products for commercial sale.

If we are unable to establish and maintain a manufacturing facility or secure third-party manufacturing capacity within our planned time and cost parameters, the development and sales of our products and our financial performance may be materially harmed.

We may also encounter problems with the following:

•	production yields;
•	quality control and assurance;
•	shortages of qualified personnel;
•	compliance with FDA regulations, including the demonstration of purity and potency;
•	changes in FDA requirements;
•	production costs; and/or
•	development of advanced manufacturing techniques and process controls.

In addition, any third-party manufacturer and we will be required to register manufacturing facilities with the FDA and other regulatory authorities. The facilities will be subject to inspections confirming compliance with cGMP or other regulations. If any of our third-party manufacturers or we fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be materially harmed.

We May Have Significant Product Liability Exposure Because We Maintain Only Limited Product Liability Insurance.

We face an inherent business risk of exposure to product liability claims in the event that the administration of one of our drugs during a clinical trial adversely affects or causes the death of a patient. Although we maintain product liability insurance for clinical studies in the amount of $1,000,000 per occurrence or $1,000,000 in the aggregate on a claims-made basis, this coverage may not be adequate. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall, could negatively impact our financial position and results of operations.

In addition, the contract manufacturing services that we offer through Avid expose us to an inherent risk of liability as the antibodies or other substances manufactured by Avid, at the request and to the specifications of our customers, could possibly cause adverse effects or have product defects. We obtain agreements from our customers indemnifying and defending us from any potential liability arising from such risk. There can be no assurance that such indemnification agreements will adequately protect us against potential claims relating to such contract manufacturing services or protect us from being named in a possible lawsuit. Although Avid has procured insurance coverage, there is no guarantee that we will be able to maintain our existing coverage or obtain additional coverage on commercially reasonable terms, or at all, or that such insurance will provide adequate coverage against all potential claims to which we might be exposed. A successful partially or completely uninsured claim against Avid would have a material adverse effect on our consolidated operations.

The Liquidity Of Our Common Stock Will Be Adversely Affected If Our Common Stock Is Delisted from The Nasdaq SmallCap Market.

Our common stock is presently traded on The Nasdaq SmallCap Market. To maintain inclusion on the Nasdaq SmallCap Market, we must continue to meet the following six listing requirements:

1.
Net tangible assets of at least $2,500,000 or market capitalization of at least $35,000,000 or net income of at least $500,000 in either our latest fiscal year or in two of our last three fiscal years;

2.	Public float of at least 500,000 shares;
3.	Market value of our public float of at least $1,000,000;
4.	A minimum closing bid price of $1.00 per share of common stock, without falling below this minimum bid price for a period of 30 consecutive trading days;
5.	At least two market makers; and
6.	At least 300 stockholders, each holding at least 100 shares of common stock.

We cannot guarantee that we will be able to maintain the minimum closing bid price requirement or maintain any of the other requirements in the future. The market price of our common stock has generally been highly volatile. During fiscal year 2005 and the first quarter of fiscal year 2006, the trading price of our common stock on the Nasdaq SmallCap Market ranged from $0.88 per share to $1.96 per share. If we fail to meet any of the Nasdaq SmallCap Market listing requirements, the market value of our common stock could fall and holders of common stock would likely find it more difficult to dispose of the common stock.

If our common stock is delisted, we would apply to have our common stock quoted on the over-the-counter electronic bulletin board. Upon any such delisting, our common stock would become subject to the regulations of the Securities and Exchange Commission relating to the market for penny stocks. A penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National or SmallCap Market, that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

The Sale Of Substantial Shares Of Our Common Stock May Depress Our Stock Price.

As of September 9, 2005, we had approximately 166,018,000 shares of our common stock outstanding, and the last reported sales price of our common stock was $1.12 per share on September 9, 2005.

We could also issue up to 24,540,237 additional shares of our common stock upon the exercise of outstanding options and warrants as further described in the following table:
	Number of Shares Outstanding	Weighted Average Per Share Exercise Price
Common shares issuable upon exercise of outstanding stock options	10,998,441	$1.59
Common shares issuable upon exercise of outstanding warrants	13,541,796	$1.81
Total	24,540,237	$1.71

Of the total warrants and options outstanding as of September 9, 2005, approximately 10,042,000 options and warrants would be considered dilutive to stockholders because we would receive an amount per share which is less than the market price of our common stock at September 9, 2005. With regard to options to purchase 3,100,000 shares of our common stock, we have obtained standstill agreements from the holders of these options pursuant to which they have agreed not to exercise such options until we have obtained approval from our stockholders to increase our authorized shares of common stock.

Our Highly Volatile Stock Price And Trading Volume May Adversely Affect The Liquidity Of Our Common Stock.

The market price of our common stock and the market prices of securities of companies in the biotechnology sector have generally been highly volatile and are likely to continue to be highly volatile.

The following table shows the high and low sales price and trading volume of our common stock for each quarter in the three years ended April 30, 2005 and our most recent quarter ended July 31, 2005:
	Common Stock Sales Price		Common Stock Daily Trading Volume (000’s omitted)
	High	Low	High	Low
Fiscal Year 2006
Quarter Ended July 31, 2005	$1.31	$0.92	7,715	178
Fiscal Year 2005
Quarter Ended April 30, 2005	$1.64	$1.11	5,945	223
Quarter Ended January 31, 2005	$1.45	$0.99	6,128	160
Quarter Ended October 31, 2004	$1.96	$0.95	2,141	148
Quarter Ended July 31, 2004	$1.92	$0.88	1,749	131
Fiscal Year 2004
Quarter Ended April 30, 2004	$2.85	$1.56	3,550	320
Quarter Ended January 31, 2004	$3.14	$2.01	6,062	201
Quarter Ended October 31, 2003	$2.44	$1.25	18,060	314
Quarter Ended July 31, 2003	$2.19	$0.60	12,249	255
Fiscal Year 2003
Quarter Ended April 30, 2003	$0.85	$0.44	3,239	94
Quarter Ended January 31, 2003	$1.20	$0.50	3,619	59
Quarter Ended October 31, 2002	$0.93	$0.35	1,696	104
Quarter Ended July 31, 2002	$2.29	$0.66	1,686	113

The market price of our common stock may be significantly impacted by many factors, including, but not limited to:

•	Announcements of technological innovations or new commercial products by us or our competitors;
•	publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors;
•	our financial results or that of our competitors;
•	published reports by securities analysts;
•	announcements of licensing agreements, joint ventures, strategic alliances, and any other transaction that involves the sale or use of our technologies or competitive technologies;
•	developments and/or disputes concerning our patent or proprietary rights;
•	regulatory developments and product safety concerns;
•	general stock trends in the biotechnology and pharmaceutical industry sectors;
•	public concerns as to the safety and effectiveness of our products;
•	economic trends and other external factors, including but not limited to, interest rate fluctuations, economic recession, inflation, foreign market trends, national crisis, and disasters; and
•	health care reimbursement reform and cost-containment measures implemented by government agencies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock, and may otherwise negatively affect the liquidity of our common stock.

If We Are Unable To Obtain, Protect And Enforce Our Patent Rights, We May Be Unable To Effectively Protect Or Exploit Our Proprietary Technology, Inventions And Improvements.

Our success depends in part on our ability to obtain, protect and enforce commercially valuable patents. We try to protect our proprietary positions by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to developing our business. However, if we fail to obtain and maintain patent protection for our proprietary technology, inventions and improvements, our competitors could develop and commercialize products that would otherwise infringe upon our patents.

Our patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving. Accordingly, the degree of future protection for our patent rights is uncertain. The risks and uncertainties that we face with respect to our patents include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;
•	the claims of any patents that issue may not provide meaningful protection;
•	we may be unable to develop additional proprietary technologies that are patentable;
•	the patents licensed or issued to us may not provide a competitive advantage;
•	other parties may challenge patents licensed or issued to us;
•
disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, corporate partners and other scientific collaborators; and

•	other parties may design around out patented technologies.

We May Become Involved In Lawsuits To Protect Or Enforce Our Patents That Would Be Expensive And Time Consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our patent application at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.

We May Not Be Able To Compete With Our Competitors In The Biotechnology Industry Because Many Of Them Have Greater Resources Than We Do And They Are Further Along In Their Development Efforts.

The biotechnology industry is intensely competitive. We face competition from pharmaceutical companies, pharmaceutical divisions of chemical companies, and biotechnology companies of various sizes. Some or all of these companies may have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials. We expect to continue to experience significant and increasing levels of competition in the future. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products.

We are conducting the initial part of our Cotara® product registration trial for the treatment of recurrent brain cancer as a stand-alone study in collaboration with New Approaches to Brain Tumor Therapies (“NABTT”) consortium.  Companies conducting late stage clinical trials in brain cancer that may complete with us include, among others, Xenova Group plc, Allos Therapeutics, Inc. and NeoPharm. Xenova has begun patient dosing in a phase III clinical trial of TransMID™ for the treatment of progressive or recurrent non-operable glioblastoma multiforme. Allos Therapeutics, Inc. is developing RSR13 (efaproxiral) for the treatment of patients with brain metastases originating from breast cancer in a phase III study. NeoPharm is developing IL13-PE38QQR for the treatment of recurrent glioblastoma multiforme in a Phase III study.

Most of our other products are in early stages of development or clinical trials, including Tarvacin™. Tarvacin™ for the treatment of advanced solid cancers is currently in Phase I clinical trials. As for Tarvacin™, there are a number of possible competitors with approved products or who are developing targeted agents in combination with standard chemotherapy, including but not limited to, Avastin™ by Genentech, Iressa® by AstraZeneca, Gleevec® by Novartis, Tarceva™ by OSI Pharmaceuticals and Genentech, Erbitux™ by ImClone, and panitumumab by Abgenix. Due to the significant number of companies attempting to develop cancer therapeutics combined with the fact that our other products are generally in early stages of development, we cannot provide an accurate listing of all possible competitors at this stage of development.

In addition, we received clearance from the FDA to commence a Phase I clinical trial using Tarvacin™ for the treatment of hepatitis C virus (“HCV”). There are a number of companies that have products approved and on the market for the treatment of HCV, including but not limited to: Peg-Intron (pegylated interferon-alpha-2b), Rebetol (ribavirin), and Intron-A (interferon-alpha-2a), which are marketed by Schering-Plough, and Pegasys (pegylated interferon-alpha-2a), Copegus (ribavirin USP), and Roferon-A (interferon-alpha-2a), which are marketed by Roche. In addition, a number of companies have products in clinical trials for the treatment of HCV, such as Schering-Plough, Idenix Pharmaceuticals, Inc., Vertex Pharmaceuticals Incorporated, Valeant Pharmaceuticals International, Anadys Pharmaceuticals, Inc., among others.

New And Potential New Accounting Pronouncements May Impact Our Future Financial Position And Results Of Operations

There may be potential new accounting pronouncements or regulatory rulings, which may have an impact on our future financial position and results of operations. In particular, there are a number of rule changes and proposed legislative initiatives following the recent corporate bankruptcies and failures which could result in changes in accounting rules, including the accounting for employee stock options as an expense. These and other potential changes could materially impact our assets and liabilities, and the expenses we report under generally accepted accounting principles, and could adversely affect our operating results or financial condition.

If We Lose Qualified Management And Scientific Personnel Or Are Unable To Attract And Retain Such Personnel, We May Be Unable To Successfully Develop Our Products Or We May Be Significantly Delayed In Developing Our Products.

Our success is dependent, in part, upon a limited number of key executive officers, each of whom is an at-will employee, and also upon our scientific researchers. For example, because of his extensive understanding of our technologies and product development programs, the loss of Mr. Steven King, our President and Chief Executive Officer, would adversely affect our development efforts and clinical trial programs during the 6 to 12 month period that we estimate it would take to find and train a qualified replacement.

We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including competition from larger companies with greater resources. We do not know if we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

FORWARD-LOOKING STATEMENTS

Some of the statements under “About Peregrine Pharmaceuticals, Inc.”, “Risk Factors” and elsewhere in this prospectus constitute “forward-looking” statements. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled "Risk Factors" specifically address some of the factors that may affect our future operating results and financial performance.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include research and development expenses, clinical trial expenses, expansion of our contract manufacturing capabilities and increasing our working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

DESCRIPTION OF COMMON STOCK

As of the date of the prospectus, we are authorized to issue up to 200,000,000 shares of common stock, $.001 par value per share. As of September 9, 2005, 166,017,599 shares of our common stock were outstanding, and an additional 24,540,237 shares were reserved for issuance upon the exercise of outstanding stock options and warrants. With regard to options to purchase 3,100,000 shares of our common stock, we have obtained standstill agreements from the holders of these options pursuant to which they have agreed not to exercise such options until we have obtained approval from our stockholders to increase our authorized shares of common stock.

Dividends

Our Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

Voting

Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

           We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

            If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

           If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

           With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

           Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq SmallCap Market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

           The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol “PPHM.”

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer LLP, Costa Mesa, California, counsel to Peregrine Pharmaceuticals, Inc. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended April 30, 2005, and management's assessment of the effectiveness of our internal control over financial reporting as of April 30, 2005, as set forth in their reports, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements and schedules and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE TO LEARN MORE ABOUT US

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, relating to the securities being offered by this prospectus. For further information pertaining to our securities being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, files reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the Commission as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PPHM." Reports, proxy statements and other information concerning our Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the Commission automatically updates and supersedes any information in this prospectus. We have filed the following documents with the Commission. These documents are incorporated by reference as of their respective dates of filing:

1.	our Annual Report on Form 10-K for the fiscal year ended April 30, 2005, as filed with the Commission on July 14, 2005, under Section 13(a) of the Securities Exchange Act of 1934;

2.	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, filed with the Commission on September 9, 2005;

3.	our Current Reports on Form 8-K as furnished to the Commission on July 15, 2005 and September 9, 2005;

4.	our Definitive Proxy Statement with respect to the Annual Meeting of Stockholders to be held on October 24, 2005, as filed with the Commission on August 29, 2005;

5.
the description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

6.	all other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2005.

All documents we have filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effective date of the registration statement or subsequent to the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated in this prospectus by this reference and to be made a part of this prospectus from the date of filing of such documents.

We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to Attention: Paul J. Lytle, Chief Financial Officer, 14272 Franklin Avenue, Tustin, California 92780-7017, telephone number (714) 508-6000. See also “Where to Learn More About Us.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1	Common Stock
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	11
DESCRIPTION OF COMMON STOCK	11
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	13
EXPERTS	13
WHERE TO LEARN MORE ABOUT US	13
INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE	14	PROSPECTUS
DISCLOSURE OF COMMISSION
POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES	15

		Dated: September __, 2005

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$1,561
Printing and engraving expenses	2,500	*
Legal fees and expenses	5,000	*
Accounting fees and expenses	7,500	*
Miscellaneous	3,000	*

Total	$19,561

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors personal liability for monetary damages to the fullest extend possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to us and our stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. However, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, under Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to us or our stockholders for negligent acts or omissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of our company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against us under the federal and state securities laws. We have been advised that it is the position of the Commission that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Delaware law provides a detailed statutory framework covering indemnification of our directors, officers, employees or agents against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) in any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that we are required to indemnify our officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, we must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

In furtherance of the objectives of the Indemnification Provision, we have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate and Bylaws (the "Indemnification Agreements"). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index commencing on page EX-1 hereof.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on September 20, 2005.

PEREGRINE PHARMACEUTICALS, INC.

By:	/s/ Steven W. King
Steven W. King,
President and Chief Executive Officer, Director

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Steven W. King and Paul J. Lytle, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE

/s/ Steven W. King Steven W. King	President and Chief Executive Officer, Director	September 20, 2005

/s/ Paul J. Lytle Paul J. Lytle	Chief Financial Officer (signed both as an officer duly authorized to sign on behalf of the Registrant as principal financial and accounting officer)	September 20, 2005

* Carlton M. Johnson	Director	September 20, 2005

* Eric Swartz	Director	September 20, 2005

* David H. Pohl	Director	September 20, 2005

* Thomas A. Waltz, M.D.	Director	September 20, 2005

*By: /s/ Paul J. Lytle Paul J. Lytle, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1

Certificate of Incorporation of Techniclone Corporation, a Delaware corporation (Incorporated by reference to Exhibit B to the Company’s 1996 Proxy Statement as filed with the Commission on or about August 20, 1996).

3.2

Amended and Restated Bylaws of Peregrine Pharmaceuticals, Inc. (formerly Techniclone Corporation), a Delaware corporation (Incorporated by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 2003).

3.3

Certificate of Designation of 5% Adjustable Convertible Class C Preferred Stock as filed with the Delaware Secretary of State on April 23, 1997. (Incorporated by reference to Exhibit 3.1 contained in Registrant’s Current Report on Form 8-K as filed with the Commission on or about May 12, 1997).

3.4	Certificate of Amendment to Certificate of Incorporation of Techniclone Corporation to effect the name change to Peregrine Pharmaceuticals, Inc., a Delaware corporation.
3.5

Certificate of Amendment to Certificate of Incorporation of Peregrine Pharmaceuticals, Inc. to increase the number of authorized shares of the Company’s common stock to two hundred million shares (Incorporated by reference to Exhibit 3.5 to Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 2003).

4.1	Form of Certificate for Common Stock (Incorporated by reference to the exhibit of the same number contained in Registrant's Annual Report on Form 10-K for the year end April 30, 1988).
4.7

5% Preferred Stock Investment Agreement between Registrant and the Investors (Incorporated by reference to Exhibit 4.1 contained in Registrant’s Current Report on Form 8-K as filed with the Commission on or about May 12, 1997).

4.13

Form of Stock Purchase Warrant to be issued to the Equity Line Subscribers pursuant to the Regulation D Common Stock Equity Subscription Agreement (Incorporated by reference to Exhibit 4.7 contained in Registrant’s Current Report on Form 8-K as filed with the Commission on or about June 29, 1998).

4.16

Form of Non-qualified Stock Option Agreement by and between Registrant, Director and certain consultants dated December 22, 1999 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-3 (File No. 333-40716)).*

4.17	Peregrine Pharmaceuticals, Inc. 2002 Non-Qualified Stock Option Plan (Incorporated by reference to the exhibit contained in Registrant's Registration Statement in Form S-8 (File No. 333-106385)).*

4.18	Form of 2002 Non-Qualified Stock Option Agreement (Incorporated by reference to the exhibit contained in Registrant's Registration Statement in Form S-8 (File No. 333-106385)).*
5.1	Opinion of Snell & Wilmer LLP****
10.40	1996 Stock Incentive Plan (Incorporated by reference to the exhibit contained in Registrant's Registration Statement in form S-8 (File No. 333-17513)).*
10.41

Stock Exchange Agreement dated as of January 15, 1997 among the stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997).

10.42

First Amendment to Stock Exchange Agreement among the Stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 contained in Registrant’s Current Report on Form 8-K as filed with the Commission on or about May 12, 1997).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.43

Termination and Transfer Agreement dated as of November 14, 1997 by and between Registrant and Alpha Therapeutic Corporation (Incorporated by reference to Exhibit 10.1 contained in Registrant’s Current Report on Form 8-K as filed with the Commission on or about November 24, 1997).

10.47

Real Estate Purchase Agreement by and between Techniclone Corporation and 14282 Franklin Avenue Associates, LLC dated December 24, 1998 (Incorporated by reference to Exhibit 10.47 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999).

10.48

Lease and Agreement of Lease between TNCA, LLC, as Landlord, and Techniclone Corporation, as Tenant, dated as of December 24, 1998 (Incorporated by reference to Exhibit 10.48 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999).

10.49

Promissory Note dated as of December 24, 1998 between Techniclone Corporation (Payee) and TNCA Holding, LLC (Maker) for $1,925,000 (Incorporated by reference to Exhibit 10.49 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999).

10.50

Pledge and Security Agreement dated as of December 24, 1998 for $1,925,000 Promissory Note between Grantors and Techniclone Corporation (Secured Party) (Incorporated by reference to Exhibit 10.50 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999).

10.56

License Agreement dated as of March 8, 1999 by and between Registrant and Schering A.G. (Incorporated by reference to Exhibit 10.56 to Registrant's Annual Report on Form 10-K for the year ended April 30, 1999).**

10.57

Patent License Agreement dated October 8, 1998 between Registrant and the Board of Regents of the University of Texas System for patents related to Targeting the Vasculature of Solid Tumors (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.57 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999).

10.58

Patent License Agreement dated October 8, 1998 between Registrant and the Board of Regents of the University of Texas System for patents related to the Coagulation of the Tumor Vasculature (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.58 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999).

10.59

License Agreement between Northwestern University and Registrant dated August 4, 1999 covering the LYM-1 and LYM-2 antibodies (Oncolym) (Incorporated by reference to Exhibit 10.59 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999).

10.64

Regulation D Subscription Agreement dated January 6, 2000 between Registrant and Subscribers, Swartz Investments, LLC and Biotechnology Development, LTD. (Incorporated by reference to Exhibit 10.64 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000).

10.65

Registration Right Agreement dated January 6, 2000 between Registrant and Subscribers of the Regulation D Subscription Agreement dated January 6, 2000 (Incorporated by reference to Exhibit 10.65 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000).

10.66

Form of Warrant to be issued to Subscribers pursuant to the Regulation D Subscription Agreement dated January 6, 2000 (Incorporated by reference to Exhibit 10.66 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000).

10.67

Warrant to purchase 750,000 shares of Common Stock of Registrant issued to Swartz Private Equity, LLC dated November 19, 1999 (Incorporated by reference to Exhibit 10.67 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2000).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.68

Amendment Agreement dated June 14, 2000 to the License Agreement dated March 8, 1999 by and between Registrant and Schering A.G. (Incorporated by reference to Exhibit 10.68 to Registrant's Registration Statement on Form S-3 (File No. 333-40716)).

10.69

Waiver Agreement effective December 29, 1999 by and between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit 10.69 to Registrant's Registration Statement on Form S-3 (File No. 333-40716)).

10.70

Joint Venture Agreement dated May 11, 2000 by and between Registrant and Oxigene, Inc. (Incorporated by reference to Exhibit 10.70 to Registrant's Registration Statement on Form S-3 (File No. 333-40716)).

10.73

Common Stock Purchase Agreement to purchase up to 6,000,000 shares of Common Stock of Registrant issued to ZLP Master Fund, LTD, ZLP Master Technology Fund, LTD, Eric Swartz, Michael C. Kendrick, Vertical Ventures LLC and Triton West Group, Inc. dated November 16, 2001 (Incorporated by reference to Exhibit 10.73 to Registrant’s Current Report on Form 8-K dated November 19, 2001, as filed with the Commission on November 19, 2001).

10.74

Form of Warrant to be issued to Investors pursuant to the Common Stock Purchase Agreement dated November 16, 2001 (Incorporated by reference to Exhibit 10.74 to Registrant’s Current Report on Form 8-K dated November 19, 2001, as filed with the Commission on November 19, 2001).

10.75

Common Stock Purchase Agreement to purchase 1,100,000 shares of Common Stock of Registrant issued to ZLP Master Fund, LTD and Vertical Capital Holdings, Ltd. dated January 28, 2002 (Incorporated by reference to Exhibit 10.75 to Registrant’s Current Report on Form 8-K dated January 31, 2002, as filed with the Commission on February 5, 2002).

10.76

Form of Warrant to be issued to Investors pursuant to the Common Stock Purchase Agreement dated January 28, 2002 (Incorporated by reference to Exhibit 10.76 to Registrant’s Current Report on Form 8-K dated January 31, 2002, as filed with the Commission on February 5, 2002).

10.77

Securities Purchase Agreement dated as of August 9, 2002 between Registrant and Purchasers (Incorporated by reference to Exhibit 10.77 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.78

Form of Convertible Debentures issued to Purchasers pursuant to Securities Purchase Agreement dated August 9, 2002 (Incorporated by reference to Exhibit 10.78 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.79

Registration Rights Agreement dated August 9, 2002 between Registrant and Purchasers of Securities Purchase Agreements dated August 9, 2002 (Incorporated by reference to Exhibit 10.79 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.80

Form of Warrant to be issued to Purchasers pursuant to Securities Purchase Agreement dated August 9, 2002 (Incorporated by reference to Exhibit 10.80 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.81

Form of Warrant issued to Debenture holders pursuant to Securities Purchase Agreement dated August 9, 2002 (Incorporated by reference to Exhibit 10.81 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.82

Form of Adjustment Warrant issued to Investors pursuant to Securities Purchase Agreement dated August 9, 2002 (Incorporated by reference to Exhibit 10.82 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.83

Securities Purchase Agreement dated as of August 9, 2002 between Registrant and ZLP Master Fund, Ltd. (Incorporated by reference to Exhibit 10.83 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.84

Registration Rights Agreement dated August 9, 2002 between Registrant and ZLP Master Fund, Ltd. (Incorporated by reference to Exhibit 10.84 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.85

Form of Warrant to be issued to ZLP Master Fund, Ltd. pursuant to Securities Purchase Agreement dated August 9, 2002 (Incorporated by reference to Exhibit 10.85 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.86

Form of Adjustment Warrant issued to ZLP Master Fund, Ltd. pursuant to Securities Purchase Agreement dated August 9, 2002 (Incorporated by reference to Exhibit 10.86 to Registrant’s Registration Statement on Form S-3 (File No. 333-99157), as filed with the Commission on September 4, 2002).

10.87

Common Stock Purchase Agreement dated June 6, 2003 between Registrant and eight institutional investors (Incorporated by reference to Exhibit 10.87 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003).

10.88

Common Stock Purchase Agreement dated June 6, 2003 between Registrant and one institutional investor (Incorporated by reference to Exhibit 10.88 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003).

10.89

Common Stock Purchase Agreement dated June 26, 2003 between Registrant and seven institutional investors (Incorporated by reference to Exhibit 10.89 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003).

10.90

Common Stock Purchase Agreement dated July 24, 2003 between Registrant and one institutional investor (Incorporated by reference to Exhibit 10.90 to Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003).

10.91

Common Stock Purchase Agreement dated September 18, 2003 between Registrant and one institutional investor (Incorporated by reference to Exhibit 10.91 to Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 2003).

10.92

Common Stock Purchase Agreement dated January 22, 2004 between Registrant and one institutional investor (Incorporated by reference to Exhibit 10.92 to Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 2004).

10.93

Common Stock Purchase Agreement dated March 31, 2004 between Registrant and one institutional investor (Incorporated by reference to Exhibit 10.93 to Registrant’s Annual Report on Form 10-K for the year ended April 30, 2005).

10.95	2003 Stock Incentive Plan Non-qualified Stock Option Agreement (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement in form S-8 (File No. 333-121334)).*
10.96	2003 Stock Incentive Plan Incentive Stock Option Agreement (Incorporated by reference to the exhibit contained in Registrant’s Registration Statement in form S-8 (File No. 333-121334)).*
10.97

Common Stock Purchase Agreement dated January 31, 2005 between Registrant and one institutional investor (Incorporated by reference to Exhibit 10.97 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005).

23.1	Consent of Independent Registered Public Accounting Firm ***
23.2	Consent of Snell & Wilmer LLP (included in Exhibit 5.1) ****

* ** *** ****
This Exhibit is a management contract or a compensation plan or arrangement.
Portions omitted pursuant to a request of confidentiality filed separately with the Commission.
Filed herewith.
Previously filed.

EX-4